Exhibit 16.1

Ernst & Young LLP Suite 3000 201 South Biscayne Boulevard Miami, FL 33131-5313 Tel: +1 305 358 4111 Fax: +1 305 415 1411 www.ey.com

Securities and Exchange Commission	June 14, 2013
100 F Street, N.E.
Washington, DC 20549

We have read the “Experts” section of Form S-1 dated June 14, 2013, of WCI Communities, Inc. and are in agreement with the statements contained in the third, fourth, and fifth paragraphs of such section as it relates to Ernst & Young. We have no basis to agree or disagree with other statements of the registrant contained therein.

A member firm of Ernst & Young Global Limited